Exhibit 99.1

NEWS

One University Plaza, Suite 307 Hackensack, NJ 07601 Tel: 201-808-8400

Champions Oncology Reports Results for the Third Quarter Ended January 31, 2016

Hackensack, NJ – March 15, 2016 – Champions Oncology, Inc. (CSBR), engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs, today announced its financial results for the third quarter ended January 31, 2016.

Third Quarter and Recent Business Highlights:

•	Delivered record core bookings of new contracts to pharma and biotech customers
•	TOS revenue growth of 55%
•	Launched AML product line
•	Reduced cash burn to under $1M for the quarter
•	Initiated sponsored correlative trial of TumorGraft® PDX models in sarcoma patients

Joel Ackerman, Champions Oncology CEO, stated, “This was a great quarter for Champions. We are executing against our strategy and the results have been excellent. Our revenue growth remains very strong and our cash burn rate is coming down quickly as we predicted. The pharmaceutical and biotech industry is embracing the depth and breadth of our platform and the leading indicators for future growth are very strong.”

Financial Results

Revenue was $2.6 million and $1.8 million for the three months ended January 31, 2016 and 2015, respectively, an increase of $800,000 or 39.5%. Revenue was $8.3 million and $5.6 million for the nine months ended January 31, 2016 and 2015, respectively, an increase of $2.7 million or 48.4%. Total operating expense was $4.9 million and $5.2 million for the three months ended January 31, 2016 and 2015, respectively, a decrease of $300,000 or (6.2%). Total operating expense was $16.1 million and $16.5 million for the nine months ended January 31, 2016 and 2015, respectively, a decrease of $400,000 or (2.1%).

Champions reported a loss before income tax expense of $2.4 million and $2.8 million for the three months ended January 31, 2016 and 2015, respectively, a decrease of $400,000 or (15.1%). Excluding stock-based compensation of $567,000 and $657,000 for the three months ended January 31, 2016 and 2015, Champions recognized a net loss of $1.8 million and $2.2 million, respectively.

Champions reported a loss before income tax expense of $7.8 million and $9.4 million for the nine months ended January 31, 2016 and 2015, respectively, a decrease of $1.6 million or (17.4%). Excluding stock-based compensation of $2.1 million and $2.3 million for the nine months ended January 31, 2016 and 2015, Champions recognized a net loss of $5.8 million and $7.2 million, respectively.

Net cash used in operations was $864,000 and $2.4 million for the three months ended January 31, 2016 and 2015, respectively, a decrease of $1.5M or (64%). The reduction in cash burn is the result of revenue growth, aggressive expense management and payments received in advance of revenue recognition.

Operating Results

Translational Oncology Solutions (TOS):

TOS revenue was $2.1 million and $1.4 million for the three months ended January 31, 2016 and 2015, respectively, an increase of $700,000, or 55.2%. The increase is due to increased bookings, both in the number and size of the studies, in prior quarters due to the expansion of the TOS sales team and growth of the platform.

TOS cost of sales was $1.6 million and $1.3 million for the three months ended January 31, 2016 and 2015, respectively, an increase of $300,000, or 25.1%. Gross margin was 23.8% and 5.5% for the three months ended January 31, 2016 and 2015, respectively. Quarterly gross margins vary based on timing differences between expense and revenue recognition. The improvement in gross margin was due to higher TOS revenue leveraged off the fixed cost component of the lab combined with effective management of the variable lab costs.

Personalized Oncology Solutions (POS):

POS revenue was $416,000 and $453,000 for the three months ended January 31, 2016 and 2015, respectively, a decrease of $37,000 or (8.2%). The decrease is due to a decline of $215,000 in implant and panel revenue offset by an increase of $162,000 in sequencing revenue.

POS cost of sales was $479,000 and $674,000 for the three months ended January 31, 2016 and 2015, respectively, a decrease of $195,000, or (28.9%). Gross margin was (15.1%) and (48.8%) for the three months ended January 31, 2016 and 2015, respectively. The improvement resulted from a shift to a higher margin revenue product contributing to POS revenue and aggressively managing our lab costs.

Research and development expense was $1 million and $1.1 million for three months ended January 31, 2016 and 2015, respectively, a decrease of $100,000, or (8.6%). The decrease is due to lower expenses in genomic characterization of our Champions TumorGraft® Bank for the current quarter.

Sales and marketing expense for the three months ended January 31, 2016 and 2015 was $779,000 and $1.1 million, respectively, a decrease of $321,000 or (28.8%). The decrease is due to the consolidation of the sales and marketing resources of the POS and TOS division, including combining both under one commercial business leader.

General and administrative expense for the three months January 31, 2016 and 2015 was $1.04 million and $1.09 million, respectively, a decrease of $50,000, or (4.1%).

Conference Call Information

The Company will host a conference call today at 9:00 a.m. EDT (6:00 a.m. PDT) to discuss its third quarter 2016 financial results. To access the conference call, domestic participants should dial 800-875-3456, Canadian participants should dial 800-648-0973, and international participants should dial 302-607-2001. The participant passcode is “Champions Oncology.”

Full details of the Company’s financial results will be available Wednesday, March 16, 2016 in the Company’s Form 10-Q at www.championsoncology.com.

* Non-GAAP Financial Information

See the attached Reconciliation of GAAP net loss to non-GAAP net loss for an explanation of the amounts excluded to arrive at non-GAAP net loss and related non-GAAP net loss per share amounts for the three and nine months ended January 31, 2016 and 2015. Non-GAAP financial measures provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before and after certain items that would not otherwise be apparent on a GAAP basis. Certain unusual or non-recurring items that management does not believe affect the Company’s basic operations do not meet the GAAP definition of unusual or non-recurring items. Non-GAAP net loss and non-GAAP net loss per share are not, and should not be viewed as a substitute for similar GAAP items. Champions’ defines non-GAAP dilutive loss per share amounts as non-GAAP net loss divided by the weighted average number of diluted shares outstanding. Champions’ definition of non-GAAP net loss and non-GAAP diluted loss per share may differ from similarly named measures used by others.

About Champions Oncology, Inc.

Champions Oncology, Inc. is engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs. The Champions TumorGraft technology platform is a novel approach to personalizing cancer care based upon the implantation of primary human tumors in immune deficient mice followed by propagation of the resulting engraftments, or Champions TumorGrafts, in a manner that preserves the biological characteristics of the original human tumor in order to determine the efficacy of a treatment regimen. The Company uses this technology in conjunction with related services to offer solutions for two customer groups: Personalized Oncology Solutions, in which results help guide the development of personalized treatment plans, and Translational Oncology Solutions, in which pharmaceutical and biotechnology companies seeking personalized approaches to drug development can lower the cost and increase the speed of developing new drugs. TumorGrafts are procured through agreements with a number of institutions in the U.S. and overseas as well as through Champions’ Personalized Oncology Solutions business. For more information, please visit www.championsoncology.com.

This press release may contain "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Oncology generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company's actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Champions Oncology's Form 10-K for the fiscal year ended April 30, 2015 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Oncology's future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Oncology's expectations, except as required by law.

Champions Oncology, Inc.

(Dollars in thousands, except per share amounts)

Reconciliation of GAAP to Non-GAAP Net Loss (Unaudited):

	Three Months Ended January 31,		Nine Months Ended January 31,
	2016	2015	2016	2015
Net loss - GAAP	$(2,412)	$(2,816)	$(7,872)	$(9,463)
Less:
Stock-based compensation	567	657	2,090	(2,284
Net (loss) income - non-GAAP	$1,845)	$(2,159)	$(5,782)	$(7,179)

Reconciliation of GAAP EPS to Non-GAAP EPS (Unaudited):

	Three Months Ended January 31,		Nine Months Ended January 31,
	2016	2015	2016	2015
Basic EPS - GAAP	$(0.28)	$(0.51)	$(0.90)	$(1.70)
Diluted EPS - GAAP	(0.28)	(0.61)	(0.90)	(1.94)
Less:
Effect of stock-based compensation on EPS	0.07	0.12	0.24	0.41
Basic EPS - non-GAAP	$(0.21)	$(0.39)	$(0.66)	$(1.29)
Diluted EPS - non-GAAP	$(0.21)	$(0.49)	$(0.66)	$(1.53)

Condensed Consolidated Statements of Operations (Unaudited):

	Three Months Ended January 31,		Nine Months Ended January 31,
	2016	2015	2016	2015
POS operating revenue	$416	$453	$1,387	$1,245
TOS operating revenue	2,136	1,376	6,958	4,377
Total operating revenue	$2,552	$1,829	$8,345	$5,622

Cost of POS	479	674	1,661	2,190
Cost of TOS	1,627	1,301	4,683	3,225
Research and development	999	1,093	3,018	3,757
Sales and marketing	779	1,094	2,688	3,340
General and administrative	1,041	1,086	4,062	3,944

Loss from Operations	$(2,373)	$(3,419)	$(7,767)	$(10,834)

Other (Expense) Income	(8)	615	(29)	1,398

Net Loss before income tax expense	$(2,381)	$(2,804)	$(7,796)	$(9,436)
Income taxes	31	12	76	27
Net Loss	$(2,412)	$(2,816)	$(7,872)	$(9,463)

Condensed Consolidated Balance Sheets as of (Unaudited):

	January 31,	April 30,
	2016	2015
Cash and cash equivalents	$3,293	$9,357
Accounts receivable	2,105	1,060
Other current assets	414	346
Total current assets	5,812	10,763

Restricted cash	150	163
Property and equipment, net	514	452
Goodwill	669	669
Total assets	$7,145	$12,047

Accounts payable and accrued liabilities	$1,772	$1,787
Deferred revenue	2,875	2,009
Total current liabilities	4,677	3,796

Other Non-current liabilities	239	192
Stockholders’ equity	2,259	8,059
Total liabilities and stockholders’ equity	$7,145	$12,047

Condensed Consolidated Statements of Cash Flows (Unaudited):

	Nine Months Ended
	January 31,
	2016	2015
Cash flows from operating activities:
Net Loss	$(7,872)	$(9,463)
Adjustments to reconcile net cash used in operations:
Stock-based compensation expense	2,090	2,284
Depreciation expense	114	166
Provision for bad debts	33	-
Change in fair value of warrant liability	-	(1,401)
Changes in operating assets and liabilities	(218)	792
Net cash used in operating activities	(5,853)	(7,622)

Cash flows from investing activities:
Purchases of property and equipment	(176)	(84)
Net cash used in investing activities	(176)	(84)

Cash flows from financing activities:
Proceeds from executive note financing	-	2,000
Proceeds from exercise of options	-	2
Payment of issuance costs related to 2015 Private Placement	(18)	-
Capital lease payments	(17)	(5)
Net cash (used in)/provided by financing activities	(35)	1,997

Decrease in cash and cash equivalents	(6,064)	(5,709)
Cash and cash equivalents, beginning of period	9,357	5,891
Cash and cash equivalents, end of period	$3,293	$182